Exhibit 5(b)

January 15, 2003

The Directors

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD

Gentlemen/Madam:

Reference is made to the proposed offering of interests ("Interests") in The Burmah Castrol Group U.S.A. Thrift Plan (the "Plan"), and to the offering through the Plan of 1,200,000 Ordinary Shares of BP p.l.c., an English public limited company (the "Company") either directly or in the form of American Depositary Shares to employees of certain participating companies that have adopted the Plan, and certain other participants in the Plan.

I am familiar with the Form S-8 Registration Statement (the "Registration Statement") that the Company is filing with the Securities and Exchange Commission to register, among other things, Interests in the Plan.

I have examined such documents and made such other investigation as I have deemed necessary for the purpose of giving the opinion herein stated.

I am of the opinion that the Plan and the Interests therein have been duly authorized and approved and, when issued pursuant to the terms and conditions of the Plan, such Interests will be the valid and binding obligations of BP Corporation North America Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

The foregoing opinion is limited to the Federal laws of the United States and the State of Illinois, and I am not expressing any opinion as to the effect of the laws of any other jurisdiction.  I hereby consent to the use of the foregoing opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.  In giving such consent I do not hereby admit I am in the category of person whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Stephen R. Winters

Vice President and Regional General Counsel

of BP America Inc.